Exhibit 10.8

Base Salaries of Named Executive Officers

Effective January 1, 2006, the following are the base salaries of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of New Peoples Bankshares, Inc. for 2006:

Kenneth D. Hart President & Chief Executive Officer	$215,000.00

Frank Sexton, Jr. Executive Vice President and Chief Operating Officer	$135,000.00

C. Todd Asbury Senior Vice President and Chief Financial Officer	$110,000.00

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